Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) by and between ModusLink Global Solutions, Inc., a Delaware corporation (the “Company”), and Edward E. Lucente (the “Consultant”) is made as of February 11, 2013.

WHEREAS, Consultant has been a member of the Company’s board of directors (the “Board”) since 2006;

WHEREAS, pursuant to the terms of that certain Settlement Agreement, dated February 11, 2013, by and among the Company, Handy & Harman, Ltd and its affiliates party thereto, (the “Settlement Agreement”), Consultant has voluntarily agreed to resign from the Board effective upon and only in the event that the Board accepts his resignation following the closing of the transactions contemplated by that certain Investment Agreement, dated February 11, 2013, by and between the Company and Steel Partners Holdings, L.P. The date such closing occurs is referred to herein as the “Effective Date”); and

WHEREAS, Consultant and the Company mutually desire for Consultant to provide consulting services to the Company and its subsidiaries and affiliates commencing on the Effective Date pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Company and Consultant hereby agree as follows:

1. Consulting Period. the Company hereby engages Consultant to perform the services described in Section 2 below during the period commencing on the Effective Date and ending on the date that is 12 months after the Effective Date (the “Consulting Period”).

2. Services. Consultant shall perform such services as may be requested by the Company and/or its subsidiaries from time to time during the Consulting Period, regarding the transition of his duties and responsibilities to a successor or successor member of the Board or regarding the operational and strategic plans for the Company, but not in excess of 5 hours per week. Such services will be performed at mutually agreeable times and shall not interfere with Consultant’s other businesses or endeavors.

3. Compensation. For his services under this Agreement, the Company shall pay Consultant a fee of $175,000.00 on the Effective Date. Such fee shall be paid regardless of whether or not the Company or any of its subsidiaries actually requests services from Consultant under Section 2 above.

4. Non-Disclosure Agreement.

4.1 Consultant agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information shall include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, financial data

(including sales, costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. Consultant shall not disclose any Proprietary Information to any person or entity other than employees of the Company (or such third parties as the Company may authorize) or use the same for any purposes (other than in the performance of his duties as a consultant to the Company) without written approval by an officer of the Company, either during or after the Consulting Period, unless and until such Proprietary Information has become public knowledge without fault by Consultant.

4.2 Consultant agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by Consultant or others, which have or shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Consultant only in the performance of his duties as a consultant to the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of the Consulting Period. After such delivery, Consultant shall not retain any such materials or copies thereof or any such tangible property.

4.3 Consultant agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs 4.1 and 4.2 above, and his obligation to return materials and tangible property, set forth in paragraph 4.2 above, also extends to confidential and proprietary information, materials and tangible property of customers, suppliers and corporate affiliates of the Company, including, without limitation, parents and subsidiaries (both direct and indirect) of the Company, and other third parties who may have disclosed or entrusted the same to the Company or to Consultant (“Third Party Information”). Consultant agrees to treat Third Party Information in the same manner as Consultant is required to treat Proprietary Information under paragraphs 4.1 and 4.2. Consultant acknowledges that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons pursuant to which the Company must protect or refrain from the use of proprietary information which is the property of such third persons. Consultant agrees upon the directive of the Company to be bound by the terms of such agreements in the event Consultant has access to proprietary information protected thereunder to the same extent as if Consultant was an original individual signatory thereto.

5. Successors.

5.1 This Agreement is personal to Consultant and without the prior written consent of the Company shall not be assignable by Consultant. However, this Agreement shall inure to the benefit of and be enforceable by Consultant’s heirs and legal representatives.

5.2 This Agreement shall inure to the benefit of and are binding upon the Company and its successors and assigns, and may be assigned by the Company to any subsidiary or to any successor in interest in connection with the sale of the Company or all or substantially all of the assets of the Company.

6. Independent Contractor Status.

6.1 the Company and Consultant do hereby acknowledge that after the Effective Date the relationship between the Company and Consultant shall be solely that of an independent contractor and that Consultant shall not be treated as an employee for any purpose. Accordingly, Consultant shall have no authority or right to bind or enter into any agreements on behalf of and is not an agent of the Company, or any subsidiary thereof.

6.2 Consultant shall be responsible for all taxes, including self-employment taxes due on payments made under this Agreement.

7. Miscellaneous.

7.1 This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

7.2 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

7.3 Any party’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

7.4 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.5 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.

7.6 This Agreement includes the entire agreement and understanding between the parties and supersedes any prior agreements, written or oral, with respect to the subject matter hereof.

7.7 All descriptive headings of sections and paragraphs in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first above written.

ModusLink Global Solutions, Inc.

By:	/s/ Peter L. Gray
	Name:	Peter L. Gray
	Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

/s/ Edward E Lucente Edward E. Lucente

[Consulting Agreement – Lucente]